Exhibit 99.1

NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100
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For Further Information:

AT OLD REPUBLIC:                        AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                             George Zagoudis
Chairman & CEO                          General Information
(312) 346-8100                          (312) 640-6663
                                        gzagoudis@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:           AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                            Tim Grace
Analysts/Investors                      Media Inquiries
(312) 640-6672                          (312) 640-6667
lloyet@financialrelationsboard.com      tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE                                                  ORI: NYSE
AUGUST 2, 2004




                     OLD REPUBLIC INTERNATIONAL CORPORATION
                   ANNOUNCES APPOINTMENT OF KARL W. MUELLER TO
                 SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER

                                     * * *

Chicago - August 2, 2004 - Old Republic International Corporation (NYSE: ORI) today announced that Karl W. Mueller (45) will be joining the Company as Senior Vice President and Chief Financial Officer effective October 1, 2004. He'll succeed John S. Adams (46) who'll continue as Old Republic's Vice President-Finance.

Karl Mueller joins Old Republic's senior executive ranks from his current position as a Partner in the Chicago office of the international accounting firm of KPMG LLP. He joined the predecessor firm of Peat, Marwick, Mitchell & Co. in its St. Louis office twenty-three years ago, became a Partner in 1995, and has specialized in insurance for the past twelve years.

In announcing the position, Al Zucaro, Old Republic's chairman and chief executive officer, noted that "...Karl Mueller brings us extensive insurance accounting and business experience, and adds greater depth to our senior management team. Moreover, I am certain that his current knowledge of financial accounting and reporting developments will be of particularly great value at a time when expectations of the financial function in American industry have been raised significantly."

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages in the property and liability, mortgage guaranty, title and life and health insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $ 10.03 billion and shareholders' equity of nearly $ 3.79 billion. Its current stock market valuation is approximately $ 4.14 billion.


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